Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Senior Director – Public Relations & Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs and REQUIRED CONSENTING noteholders

FURTHER extend Petition deadline to November 2, 2020

CBL Enters Grace Period for 2024 Notes Interest Payment

CHATTANOOGA, Tenn. (October 14, 2020) – CBL Properties (NYSE:CBL) today announced that the Petition Date under the Restructuring Support Agreement (the “RSA”) has been extended from October 15, 2020 to November 2, 2020. The RSA was entered into on August 18, 2020, with certain beneficial owners and/or investment advisors or managers of discretionary funds, accounts, or other entities (the “Noteholders”) representing in excess of 60%, including joining noteholders added pursuant to joinder agreements, of the aggregate principal amount of the Operating Partnership’s 5.25% senior unsecured notes due 2023 (the “2023 Notes”), the Operating Partnership’s 4.60% senior unsecured notes due 2024 (the “2024 Notes”) and the Operating Partnership’s 5.95% senior unsecured notes due 2026 (the “2026 Notes” and together with the 2023 Notes and the 2024 Notes, the “Unsecured Notes”).

The Company is continuing collaborative negotiations with its senior, secured lenders and the Noteholders to attempt to reach a consensual arrangement with both parties. In the event that such an arrangement were reached, the Company and the Noteholders would amend the RSA to include its senior, secured lenders. The agreement may be amended by the Company and with the consent of noteholders representing at least 75% of the Unsecured Notes that are held by noteholders that are party to the RSA.

As discussions with its lenders continue, the Company has elected to not make the $6.9 million interest payment due and payable on October 15, 2020, with respect to the 2024 Notes.  Under the indenture governing the 2024 Notes, the Operating Partnership has a 30-day grace period to make the Interest Payment before the nonpayment is considered an “event of default” with respect to the 2024 Notes.

The latest information on CBL’s restructuring, including news and frequently asked questions, can be found at cblproperties.com/restructuring.

No Solicitation or Offer

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any Chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

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CBL Properties and Required Consenting Noteholders Extend Petition Deadline to November 2, 2020

October 14, 2020

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 108 properties totaling 68.2 million square feet across 26 states, including 68 high‑quality enclosed, outlet and open-air retail centers and 9 properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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